EX-FILING FEES

Calculation of Filing Fee Table

424B2

(Form Type)

CANADIAN IMPERIAL BANK OF COMMERCE

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees Previously Paid (1)	Debt	3.945% Senior Notes due 2025	Rule 457(o)	$1,350,000,000	100.000%	$1,350,000,000	0.0000927		$125,145.00

	Total Offering Amounts					$1,350,000,000			$125,145.00

	Total Fees Previously Paid								$1,091,000.00

	Total Fee Offsets							—

	Net Fee Due								$0

(1)

Relates to the shelf registration statement on Form F-3 (File No. 333-259240) filed by the Registrant for the sale of up to $10,000,000,000 of the Registrants’ securities, which became effective on September 28, 2021 (the “Registration Statement”). Pursuant to the Registration Statement, the Registrant paid a registration fee of $1,091,000, of which $169,680 was offset pursuant to Rule 457(p) of the Securities Act of 1933, as amended (the “Securities Act”). Such prior registration fee was estimated solely to calculate the registration fee in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, under the Securities Act.